UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 18, 2005

JACOBS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware

333-88242

34-1959351

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

240 Main Street, Black Hawk, Colorado		80422
(Address of principal executive offices)

Registrant’s telephone number, including area code 303-582-1117

(Former name of former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01                                         Completion of Acquisition or Disposition of Assets

In 1996, Colonial Downs, L.P., a wholly owned subsidiary of the registrant, Jacobs Entertainment, Inc., entered into a Management and Consulting Agreement, with Maryland-Virginia Racing Circuit, Inc. (the “Circuit”), an affiliate of the Maryland Jockey Club (“MJC”), which was subsequently amended several times, to provide management for Colonial’s New Kent, Virginia racetrack and satellite facilities and to create a Virginia-Maryland thoroughbred racing circuit. Under the agreement, MJC agreed to suspend live racing at its racetracks, Laurel Park and Pimlico Race Course, during Colonial’s live thoroughbred meets. Parties to the agreement also exchanged simulcast signals for their live meets at no cost to either party. The Circuit managed Colonial’s satellite facilities as well as the live standardbred and thoroughbred meets and provided certain personnel, at its expense, for the live thoroughbred meet. For its services, the Circuit received a management fee of 1.0% of the first $75 million of the aggregate gross amounts wagered in any calendar year in Virginia, excluding certain amounts specified in the agreement (“Handle”), and 2.0% of all Handle in excess of $75 million per calendar year. In addition, Colonial agreed to pay a management fee of 3.25% of Handle for any future satellite facilities located in the counties of Loudoun, Fairfax, Prince William, and Arlington and the Virginia cities of Manassas, Manassas Park, Fairfax City, Falls Church, and Alexandria.

In February 2003, Colonial entered into an amendment to the agreement pursuant to which the Circuit agreed to a management fee of 1.5% of Handle for Handle in excess of $125 million generated from the racetrack and satellite facilities located in Richmond, Chesapeake, Brunswick, and Hampton and certain localities in the Central and Southside portions of Virginia.

The agreement, as amended, was to remain in effect until 2036 provided Colonial owned, controlled, or operated the racetrack under its existing licenses. At Colonial’s option, Colonial had the right to terminate the agreement any time after 2021 upon payment of a fee equal to 17 times the average management fee paid during the three years immediately preceding such termination.

On August 17, 2005, Colonial announced that it had entered into an agreement with Magna Entertainment Corp. (“MEC”), an unaffiliated party, under which Colonial will acquire all of the outstanding shares of the Circuit, a wholly-owned subsidiary of MEC. The sale is subject to approval of the Virginia Racing Commission, which approval the parties intend to request at the Commission’s next regularly scheduled meeting on September 7, 2005. Under the terms of the agreement, Colonial will pay MEC $7 million on closing and $3 million by way of a one-year interest-bearing note. Colonial will also pay the Circuit’s prorated 2005 management fees and repay approximately $145,000 plus accrued interest under an existing outstanding promissory note. A Maryland-Virginia thoroughbred racing circuit will continue for ten years under this agreement, with live thoroughbred racing concluding in Maryland by June 17 of each year and commencing at Colonial Downs thereafter. No live thoroughbred racing in Maryland will resume any earlier than August 1.

ITEM 9.01                                         Financial Statements and Exhibits

Filed herewith is the following:

Exhibit No.	Description

99.1	Magna Entertainment Corp. and Colonial Downs, L.P. joint press release dated August 18, 2005 announcing the sale of Maryland-Virginia Racing Circuit, Inc. to Colonial Downs, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENTERTAINMENT, INC.

Date: August 18, 2005	By:	/s/ Stephen R. Roark

Stephen R. Roark

Chief Financial Officer